Exhibit 10(iii)(A)(71)
THE INTERPUBLIC RESTRICTED CASH PLAN
THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Company"), hereby grants to the Participant named below a restricted cash award (the "Award"). The terms and conditions of the Award are set forth in this Award Agreement (the "Agreement") and in The Interpublic Restricted Cash Plan (the "Plan"), which is attached hereto as Exhibit A. This Agreement is the Award Letter referenced in the Plan.

Date of Award [DATE]	Participant's Name [NAME]
Amount to be Paid Upon Vesting	$[X]
Vesting Date
Subject to the (i) terms of the Plan, (ii) the forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant's execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the scheduled Vesting Date for the Award is [DATE].
Except as otherwise provided in this Agreement or the Plan, if the Participant ceases to be an employee of the Company and its Affiliates before any portion of this Award becomes vested, the unvested portion shall be forfeited. Under all circumstances, vesting of the award is subject to the Participant's execution of this Agreement and Exhibit B.

Payment Date
Subject to the vesting conditions set forth herein, the Amount set forth above shall be paid to the Participant during the calendar year prescribed by Section 4.2 of the Plan no later than the last day of the applicable "2 ½ month period" set forth in Treas. Reg. Section 1.409A-1(b)(4)(i)(A).

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Addendum and the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute the Agreement and Exhibit B by checking the box below. Under all circumstances, the grant and vesting of the Award is conditioned upon the Participant's execution of this Agreement and Exhibit B. If the Participant fails to execute this Agreement, the Award shall be void and ineffective.
By checking the box below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.
The Interpublic Group of Companies, Inc.
/s/ Kenneth Lareau
Kenneth Lareau
SVP, Global Compensation and Benefits

THE INTERPUBLIC RESTRICTED CASH PLAN
RESTRICTED CASH AWARD AGREEMENT
The following terms and conditions supplement the terms of the Plan:

Payment of Award	The vested Award shall be paid on the Payment Date set forth above, in local currency by the Employer via local payroll.
Tax Withholding
The Company or the Employer may be required to withhold income and employment taxes when the Award is paid to the Participant. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant's responsibility. Neither the Company nor the Employer: (a) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting or settlement of the Award; or (b) commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant's liability for Tax-Related Items.
If the Participant's country of residence (and/or country of employment, if different) requires withholding of Tax-Related Items, the Company or the Employer may withhold a sufficient portion of the amount to be paid equal to the amount of Tax-Related Items required to be withheld. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Award, the Participant expressly consents to the withholding methods as provided for hereunder. All other Tax-Related Items related to the Award and cash delivered in settlement thereof are the Participant’s sole responsibility. Neither the Company and its Affiliates nor the Employer shall be responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Change of Control
This Award shall not vest or become immediately payable merely upon the occurrence of a Change of Control. However, if prior to the Vesting Date and within 24 months after the Change of Control, the Participant’s employment with the Company and Affiliates is terminated involuntarily and without Cause, then this Award shall become immediately vested and payable to the Participant.

Death or Disability
If the Participant terminates service due to Disability or death, the Participant shall vest in a portion of the Award as follows, and the vested portion shall be paid as soon as practicable thereafter:
The vested portion of the Award shall equal a fraction (not to exceed 1.0), the numerator of which is the Participant’s number of completed months of service with the Company and its Affiliates from the Date of Award to the Participant’s date of termination, and the denominator of which is the number of months from the Date of Award to the scheduled Vesting Date.

Compliance with Local Laws
If the Participant is a resident of or employed in a country other than the United States, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Employer as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in the Participant's country of residence (and country of employment, if different). Additionally, the Participant agrees to take any and all actions that may be required to comply with the Participant's personal legal and tax obligations under local laws, rules and regulations in the Participant's country of residence (and country of employment, if different).

EU Age Discrimination Rules
If the Participant is a resident of and/or employed in a country that is a member of the European Union, the grant of the Award and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

Forfeiture of Award
Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company ("Subsidiary Grants") that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the [Compensation Committee determines in its sole discretion that such failure was reasonable under the circumstances.

Cancellation and Rescission
Participant agrees that the Company may cancel, withhold, amend or otherwise limit or restrict this Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any “Prohibited Activity.” For purposes of this Agreement, “Prohibited Activity” includes: (i) any activity that would enable the Company to terminate the Participant’s employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a violation of any rule, policy or procedure of the Company, including but not limited to the Code of Conduct of the Company; or (iii) any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.
Participant agrees that the cancellation and rescission provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement is the penalty for violation.

No Employment Rights	The grant of the Award shall not be interpreted to form an employment contract between the Participant and the Company or the Employer.
Discretionary Nature of Award
The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an Award or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the amount granted and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Employer.

Extraordinary Benefit
The Participant's participation in the Plan is voluntary. The value of the Award and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant's employment (and the Participant's employment contract, if any). Any grant under the Plan, including the grant of the Award, is not part of the Participant's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension, or retirement benefits or similar payments.

Value of Benefit
If the Award is not paid in U.S. dollars, its future value is unknown and cannot be predicted with certainty. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant’s local currency and the United States dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award.

Recoupment
Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and agrees that the Award, or any amount received with respect thereto are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment policy the Company may establish or adopt ("Recoupment Policy") and as the Recoupment Policy may be amended from time to time. The Participant agrees and consents to the Company's application, implementation and enforcement of (a) the Recoupment Policy, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the Recoupment Policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any third party administrator engaged by the Company to hold any amounts acquired under the Plan to re-convey, transfer or otherwise return such amounts to the Company. To the extent that the terms of this Agreement and the Recoupment Policy conflict, the terms of the Recoupment Policy shall prevail.

English Language
If the Participant is resident outside of the United States, the Participant acknowledges and agrees that it is the Participant's express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award be drawn up in English. If the Participant receives this Agreement, the Plan or any other document related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Data Privacy
The Company is located at 909 Third Avenue, New York, New York 10022, United States of America and grants Awards under the Plan to employees of the Company and its Affiliates in its sole discretion. In conjunction with the Company’s grant of the Award under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Award, the Participant expressly and explicitly consents to the personal data activities as described herein.
(a) Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer ("Personal Data"). In granting the Awards under the Plan, the Company will collect the Participant’s Personal Data for purposes of paying the Awards and implementing, administering and managing the Plan.  The Company’s legal basis for the collection, processing and usage of the Participant’s Personal Data is the Participant’s consent.

(b)  Third Party Administrators. The Company may transfer the Participant’s Personal Data to the Company's Affiliates outside of the United States of America, who assists the Company with the implementation, administration and management of the Plan, including the Affiliates payroll provider.  In the future, the Company may share the Participant’s personal data with another company that serves in a similar manner. The Participant may be asked to agree to the terms and data processing practices with the Affiliate or the Affiliate's payroll provider, which is a condition to the Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company is based in the United States of America.  The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Participant’s Personal Data to the United States of America is the Participant’s consent.

(d) Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and his or her grant of consent is purely voluntary.  The Participant may deny or withdraw his or her consent at any time.  If the Participant does not consent, or if the Participant later withdraws his or her consent, the Participant may be unable to participate in the Plan.  This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

(e) Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence.  For example, the Participant’s rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s Personal Data.  To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should contact the Participant’s local HR manager.

Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors or administrators.

Addendum
Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Participant's country of residence (and country of employment, if different) set forth in an addendum to this Agreement (an “Addendum”). Further, if the Participant transfers the Participant's residence and/or employment to another country reflected in an Addendum to this Agreement at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

Additional Requirements
The Company reserves the right to impose other requirements on the Award and the Participant's participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Governing Law
The Award and the Plan shall be construed, administered, and regulated in accordance with the laws of the state of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the
Plan to the substantive law of another jurisdiction.

Severability
The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to termination of employment, death and disability) shall be made in the Company’s sole discretion. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Entire Understanding
This Agreement, the terms of the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

Participant’s Acknowledgement and Agreement
By accepting the grant of the Award, the Participant acknowledges that the Participant has read this Agreement), the Plan, and the non-solicitation and non-service agreement attached hereto as Exhibit B and the Participant specifically accepts and agrees to the provisions therein.